Exhibit 15.11

US$157,242,996

FACILITY AGREEMENT

Dated 27 November 2007

for

PT INDOSAT TBK

as Borrower

arranged by

HSBC FRANCE

with

HSBC FRANCE

as Original Lender

and

HSBC FRANCE

acting as Facility Agent

and

HSBC FRANCE

acting as Security Agent

COFACE TERM FACILITY AGREEMENT

Ref: L-142434

CONTENTS

CLAUSE		PAGE

SECTION 1
DEFINITIONS AND INTERPRETATION
1.	Definitions and Interpretation	3

SECTION 2
THE FACILITY

2.	The Facility	18
3.	Purpose	18
4.	Conditions of Utilisation	18

SECTION 3
UTILISATION

5.	Utilisation	20

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	22
7.	Prepayment and Cancellation	22

SECTION 5
COSTS OF UTILISATION

8.	Interest	25
9.	Interest Periods	25
10.	Break Costs and Indemnification of Costs incurred in connection with Prepayments	26
11.	Designation of Restricted and Unrestricted Subsidiaries	27
12.	COFACE Insurance Premium	28

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax Gross Up and Indemnities	29
14.	Increased Costs	31
15.	Other Indemnities	32
16.	Mitigation by the Lenders	33
17.	Costs and Expenses	33

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations	35
19.	Information Undertakings	38
20.	Financial Covenants	40
21.	General Undertakings	40
22.	Events of Default	45

SECTION 8
CHANGES TO PARTIES

23.	Changes to the Lenders	49
24.	Changes to the Borrower	53

i

SECTION 9
THE FINANCE PARTIES

25.	Role of the Facility Agent, Security Agent and the Arranger	54
26.	Conduct of Business by the Finance Parties	59
27.	Sharing among the Finance Parties	59

SECTION 10
ADMINISTRATION

28.	Payment Mechanics	61
29.	Set-Off	63
30.	Notices/Communications	63
31.	Calculations and Certificates	65
32.	Partial Invalidity	65
33.	Remedies and Waivers	65
34.	Amendments and Waivers	65
35.	Counterparts	67

SECTION 11
GOVERNING LAW AND ENFORCEMENT

36.	Governing Law	68
37.	Arbitration	68

ii

THIS FACILITY AGREEMENT (the “Agreement”) is dated 27 November 2007 and made between:

(1)	PT INDOSAT TBK (the “Borrower”);

(2)	HSBC FRANCE as mandated lead arranger (the “Arranger”);

(3)	HSBC FRANCE as lender (the “Original Lender”); and

(4)	HSBC FRANCE as agent of the other Finance Parties (the “Facility Agent”).

(5)	HSBC FRANCE as security agent of the Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” of any specified person means:

(a)	any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, or

(b)	any other person who is a commissioner or director or officer of:

(i)	such specified person;

(ii)	any Subsidiary of such specified person; or

(iii)	any person described in (a) above.

For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing,

“Assignment of Insurance Proceeds” means the document in the form of Schedule 8 (Form of Assignment of Insurance Proceeds).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Initial CPs Satisfaction Date to the earliest to occur of either (i) five (5) Months after the Starting Date of Credit, or (ii) the date of full utilisation, cancellation or termination of the Facility.

“Available Commitment” means a Lender’s Commitment at any time minus:

(a)	the amount of its participation in the outstanding Loan at such time; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisation that is due to be made on or before the Utilisation Date.

“Available Facility” means the aggregate amount of each Lender’s Available Commitment at any time.

“Break Costs” means the amount (if any) payable under Clause 10.1 (Break Costs) and 10.2 (Indemnity of Costs incurred by the Lenders and/or the French Authorities in connection with voluntary prepayments).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and Jakarta and, if on that day a payment is to be made, New York City.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalised for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalised amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Clause 21.8 (Liens), a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such persons, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“CIRR” means the “Commercial Interest Reference Rate” for US dollars, being 5.69 per cent, per annum.

“COFACE” means Compagnie Francaise D’Assurance Pour Le Commerce Exterieur, the official export credit agency of the Republic of France.

“COFACE Cover” means the export credit insurance policy issued by COFACE in favour of the Lenders in relation to this Agreement.

“COFACE Premium” means the premium due to COFACE under the COFACE Cover for a maximum amount of US$16,482,996.

“Commercial Facility” means the Commercial Facility Agreement dated on or about the date of this Agreement made between (a) the Borrower; (b) The Hongkong and Shanghai Banking Corporation Limited (Jakarta Branch) as arranger; (c) The Hongkong and Shanghai Banking Corporation Limited as facility agent and (d) the lenders, in which the lenders have agreed to make available to the Borrower a loan facility in the amount of [US$27,057,004].

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (Name of Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Constructive Total Loss” shall have the meaning ascribed to it in the Contract.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Contract” means the in-orbit delivery contract entered into between the Supplier and the Borrower as buyer dated 29 June 2007 in respect of a Palapa D Satellite.

“Contract Price” shall have the meaning ascribed to it in the Contract, being US$193,900,000.

“Currency Exchange Protection Agreement” means, in respect of a person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such person against fluctuations in currency exchange rates.

“Debt” means, with respect to any person on any date of determination (without duplication):

(a)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest or on which interest accrues; and

(b)	all obligations of such person in relation to accounts payable to such person’s suppliers which bear interest or on which interest accrues.

“Default” means an Event of Default under Clause 22 (Events of Default) or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Délégation” means an agreement between the Borrower, the Supplier and the Security Agent under which the Supplier and the Borrower direct to the Security Agent the payment of Supplier’s Contract Payments and Termination Payments.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)

from communicating with other Parties in accordance with the terms of the Finance Documents, (and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” means, for any period, an amount equal to the sum of net consolidated profit plus interest, other operating income and expenses, income tax expense, depreciation and amortisation under GAAP.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in the Republic of Indonesia which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business in the Republic of Indonesia of any member of the Group conducted on or from the properties in the Republic of Indonesia owned or used by the relevant member of the Group.

“Equity” means total assets less minority interests less total liabilities.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the USD term loan facility provided under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided:

(a)	if such Property has a Fair Market Value equal to or less than US$ 5 million, by any Officer of the Borrower; or

(b)

if such Property has a Fair Market Value in excess of US$5 million, by a majority of the board of directors of the Borrower and evidenced by a board resolution of the Borrower, dated within 30 days of the relevant transaction, delivered to the Facility Agent.

“Final Maturity Date” means the tenth anniversary date of the Starting Date of Credit.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Délégation;

(c)	the Assignment of Insurance Proceeds; and

(d)	any other document designated as such by the Arranger and by the Borrower,

and each being a “Finance Document”.

“Finance Parties” means:

(a)	the Facility Agent;

(b)	the Arranger;

(c)	the Lender; or

(d)	the Security Agent,

with each being a “Finance Party”

“First Repayment Date” means the date falling six (6) Months after the Starting Date of Credit.

“French Authorities” means any governmental authority in or of France involved in the provision, regulation or management of the terms, conditions and issuance of export credits.

“French Content” means the portion of the Contract Price which is attributable to goods and services of French origin and to other goods and services within the limits and under the conditions determined by COFACE, being US$165,600,000, consisting of:

(a)	one Palapa D Spacecraft with a value of US$113,020,000;

(b)	Satellite control equipment with a value of US$8,200,000

(c)	launch support, operation and services with a value of US$12,900,000;

(d)	training and internship with a value of US$2,525,000;

(e)	on-site support engineers, on call support and extra cost for financing with an amount of US$3,180,000; and

(f)	launch management fee with a value of US$2,075,000,

together with the Launch Insurance and In-Orbit Insurance Cost up to an amount of US$23,700,000.

“GAAP” means generally accepted accounting principles in Indonesia.

“Group” means the Borrower and its Subsidiaries.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)	entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part),

provided, however, that the term “guarantee” shall not include:

(i)	endorsements for collection or deposit in the ordinary course of business; or

(ii)

a contractual commitment by one person to invest in another person if, as a result of such commitment, such other person is merged or consolidated into, or transfers all or substantially all of its property to the Borrower or a Restricted Subsidiary, provided that such other person’s primary business is the same or substantially similar to that of the Borrower or such Restricted Subsidiary (as the case may be).

“Hedging Obligation” of any person means any obligation of such person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any person, to create, issue, incur, extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that a change in GAAP that results in an obligation of such person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt.

“Indosat Towers” means telecommunication tower structures owned by the Borrower designed and constructed specially to support antennae for transmission or reception and retransmission of electronic signals in the Telecommunication Business, including associated civil and mechanical structure and interests in the real property on which any such tower structure is located.

“Insurance Proceeds” means all proceeds the Borrower may receive, or become entitled to, under the Launch Insurance and In-Orbit Insurance applicable to the Replacement Satellite.

“Initial CPs Satisfaction Date” means the date on which all of the documents and evidence referred to in Schedule 2 (Conditions Precedent) have been received or waived (as the case may be) by the Facility Agent, such date to be confirmed by a certificate of the Facility Agent.

“Interest Expense” means for any period, interest expense on Debt.

“Interest Payment Date” means the last day of an Interest Period.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interest Rate Agreement” means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates or reduce borrowing costs and/or costs of Currency Exchange Protection Agreement.

“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, provided that no negative watch is placed on such rating.

“Launch Insurance and In-Orbit Insurance” shall have the meaning ascribed to the term “Launch and In-Orbit Insurance” in the Contract.

“Launch Insurance and In-Orbit Insurance Cost” means approximately US$23,700,000, the cost of the Launch Insurance and In-Orbit Insurance.

“Launch Services Contract” means the launch services contract dated 31 July 2007 between the Supplier and the Launch Service Provider in relation to the launch of the Satellite pursuant to a launch schedule consistent with the requirements of the Contract.

“Launch Service Provider” means Beijing Talentway Technology Corporation, a company incorporated and existing under PRC law.

“Lenders” mean:

(a)	the Original Lender; and

(b)

any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lien” means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Loan” means the aggregate principal amount outstanding for the time being of the Utilisations made under the Facility.

“Majority Lenders” means:

(a)

if there is no Loan outstanding, a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 50% of the Loan outstanding.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets, operations or financial condition of the Borrower or of the Group taken as a whole;

(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Licence” means, with respect to the Borrower or a Restricted Subsidiary, any licence, authorisation or concession to operate its current business, which, at the time of determination, accounts for more than 10% of the EBITDA for the four full fiscal quarters next preceding the date of determination for which consolidated financial statements are available.

“Milestone Certificate” shall have the meaning ascribed to it in the Contract.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Non-Recourse Debt” means Debt:

(a)

as to which neither the Borrower nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) (other than pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries), (2) is directly or indirectly liable as a guarantor or otherwise or (3) constitutes the lender; and

(b)

no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its Stated Maturity.

“Officer” means the President Director, Deputy President Director or any Director of the Borrower.

“Original Financial Statements” means in relation to the Borrower, its audited financial statements for its financial year ended 31 December 2006.

“Partial Loss” shall have the meaning ascribed to it in the Contract.

“Party” means a party to this Agreement.

“Permitted Liens” means:

(a)	Liens to secure Purchase Money Debt of the Borrower or any Restricted Subsidiary; provided that:

(i)

the aggregate principal amount of such Debt subject to such Liens does not exceed 100% of the sum of (i) the Fair Market Value (on the date of the Incurrence thereof) of the applicable Telecommunication Assets, (ii) the Fair Market Value of any services to be provided to the Borrower or such Restricted Subsidiary by the seller of the Telecommunication Assets in connection therewith, (iii) the amount of interest on such Debt permitted to be capitalized during the period of construction and installation of such assets under GAAP and (iv) any fees required to be paid by the Borrower or such Restricted Subsidiary with respect to such Debt; and

(ii)

any such Lien may not extend to any Property of the Borrower or Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Purchase Money Debt and any improvements or accessions to such Property;

(b)

Liens for taxes, assessments or governmental charges or levies on the Property of the Borrower or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Borrower or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d)

Liens on the Property of the Borrower or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(e)

Liens on Property at the time the Borrower or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Borrower or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Borrower or any Restricted Subsidiary;

(f)

Liens on the Property of a person at the time such person becomes a Restricted Subsidiary; provided, however, that (i) any such Lien may not extend to any other Property of the Borrower or any Restricted Subsidiary that is not a direct Subsidiary of such person and (ii) any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a Restricted Subsidiary;

(g)

Pledges or deposits by the Borrower or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Borrower or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Borrower, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h)	Utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(i)	Liens existing on the date of this Agreement not otherwise described in Clauses (a) through (h) above;

(j)

Liens on the Property of the Borrower or any Restricted Subsidiary to secure any refinancing, in whole or in part, of any Debt secured by Liens referred to in Clauses (e), (f) or (g) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i)

the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under Clauses (e), (f) or (g) above at the time the original Lien became a Permitted Lien under the Indenture; and

(ii)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Borrower or such Restricted Subsidiary in connection with such refinancing;

(k)	Liens on the assets of Unrestricted Subsidiaries, or on the Capital Stock of Unrestricted Subsidiaries, that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(l)	Liens not otherwise permitted by Clauses (a) through (k) above securing Debt not in excess of US$25,000,000 outstanding at any time; and

(m)	Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights, in each case securing Debt under Hedging Obligations.

“Preferred Stock” means any Capital Stock of a person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividend, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over share’s of any other class of Capital Stock issued by such person.

“Project” means:

(a)

manufacturing, testing and delivery of the Satellite in-orbit at the orbital location specified in the Contract equipped with 24 standard C-band, 11 extended C-band and 5 Ku-band transponders and other terms and scope of work agreed in the Contract; and

(b)	operation and maintenance of the Satellite.

“Project Property” means:

(a)	the Satellite;

(b)	the Contract and any rights thereunder; and

(c)	any other assets relating to the Project.

“Property” means, with respect to any person, any interest of such person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other person.

“Purchase Money Debt” means Debt:

(a)

consisting of the deferred purchase price of Telecommunications Assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Telecommunications Assets being financed; and

(b)	incurred to finance the acquisition and construction by the Borrower or a Restricted Subsidiary of Telecommunications Assets, including additions and improvements thereto,

provided, however, that such Debt is Incurred within 180 days after the acquisition and construction of Telecommunications Assets by the Borrower or such Restricted Subsidiary.

“Rating Agencies” means Moody’s and S&P.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Repayment Date” means the First Repayment Date and each of the days which are 6, 12, 18, 24, 30, 36, 42, 48, 54, 60, 66, 72, 78, 84, 90, 96, 102, 108 and 114 Months after the First Repayment Date but if any such date is not a Business Day, then that Repayment Date shall be deemed to be the immediately succeeding Business Day.

“Repayment Instalment” means each instalment for repayment of the Loan referred to in Clause 6.1 (Repayment of Loan).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.4 (Power and authority), Clause 18.6 (Governing law and enforcement), Clause 18.8 (No default) and 18.11 (Pari passu ranking).

“Replacement Satellite” shall have the meaning ascribed to it in the Contract.

“Restricted Subsidiary” means:

(a)

a Subsidiary of the Borrower unless such Subsidiary has been and remains designated as an “Unrestricted Subsidiary” in accordance with Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary), and

(b)	an Unrestricted Subsidiary that has been designated under Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary) to be a Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Borrower or any Subsidiary transfers such Property to another person and the Borrower or such Subsidiary leases it back from such person.

“Satellite” shall have the meaning ascribed to it in the Contract.

“Satellite In-Orbit Acceptance Review” shall have the meaning ascribed to the term “In-Orbit Acceptance Review” in the Contract.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Sinosure” means China Export & Credit Insurance Corporation, a company incorporated and existing under PRC law.

“Sinosure Facility” means the Sinosure Facility Agreement dated on our about the date of this agreement made between (a) the Borrower; (b) HSBC France as arranger; (c) HSBC France as facility agent and (d) the Sinosure Lenders, in which the Sinosure Lenders have agreed to make available to the Borrower a loan facility in the amount of US$44,200,000.

“Sinosure Lender” means any lender as defined under the Sinosure Facility.

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“Starting Date of Credit” means the earlier of (i) the date of successful completion of the Satellite In-Orbit Acceptance Review under the Contract and (ii) 29 September 2009.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Supplier” means Thales Alenia Space France, a company incorporated and existing under French law.

“Supplier’s Contract Payments” means all amounts payable by the Supplier to the Borrower under the Contract including performance incentive payments and liquidated damages but excluding Termination Payments.

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Tax” and “Taxation” shall be construed accordingly.

“Telecommunication Assets” means:

(a)	any Property (other than cash, cash equivalents and Capital Stock or other securities) to be owned by the Borrower or any Restricted Subsidiary and the Telecommunications Business; or

(b)

Capital Stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary from any person other than an Affiliate of the Borrower, provided, however, that in the case of Clause (b), such person is primarily engaged in the Telecommunications Business; and provided further, however, that for purposes of the definition of Purchase Money Debt, Telecommunications Asset shall consist only of Property described in Clause (a) above and shall not include Property constituting all or substantially all the assets of a business or an operating unit of a business.

“Telecommunications Business” means the business of:

(a)	transmitting, or providing services relating to the transmission of, voice, video or data;

(b)	constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business; or

(c)	evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in Clause (a) or (b) above,

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of the Borrower.

“Termination Payments” means any amount payable by the Supplier to the Borrower in case of termination of the Contract by the Borrower for convenience following a Total Loss or Constructive Total Loss of the first Satellite after launch. The amount payable shall be the difference between (i) the amount of the insurance proceeds received by the Supplier for the manufacture and launch of the Replacement Satellite it is then no longer required to build and deliver under the Contract and (ii) all costs and expenses incurred by the Supplier as a result of the termination.

“Total Commitments” means US$157,242,996 (representing the aggregate of 85% of the French Content at the date of this Agreement (as calculated by the Supplier and confirmed by COFACE) and the premium payable under the COFACE Cover).

“Total Loss” shall have the meaning ascribed to it in the Contract.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in accordance with Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary).

“US$” or “Dollars” means the lawful currency of the United States of America.

“Utilisation” means any utilisation made under the Facility.

“Utilisation Date” means, with respect to a Utilisation, the date of that Utilisation.

“VAT” means value added tax or goods and services tax and any other tax of a similar nature.

“Voting Stock” of any person means all classes of Capital Stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly-Owned Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Borrower and its other Wholly-Owned Subsidiaries.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement or any other Finance Document to:

(i)

the “Facility Agent”, the “Security Agent” the “Arranger”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” or “properties” includes present and future properties, revenues and rights of every description;

(iii)

an “authorised signatory” means a person that has been duly authorised by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(iv)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated except for the purposes of references to defined terms under the Contract, which shall mean those terms in the Contract as at the date of this Agreement so that any changes to those defined terms will only be applicable if confirmed in accordance with Clause 34.4 (Defined Terms in Contract);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Paris time.

(b)	Section, Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party, with the exception of COFACE, is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a dollar term loan facility up to an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

The obligations of the Lenders to make the Facility available to the Borrower under the Agreement are joint and several.

3.	PURPOSE

3.1	Purpose

The purpose of this Facility is to finance the payment of 85% of the French Content plus 100% of the COFACE Premium.

3.2	Waiver of claims and defences

The Borrower hereby acknowledges that its liability to pay in full any sum payable under this Agreement on the due date for payment thereof is totally independent from, and is in no way conditional upon performance by the Supplier of its obligations under the Contract, or under any other agreement and shall not be affected in any way by reason of any claim or defence which the Borrower may have or may consider that it has against the Supplier or any other third party.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Utilisation under the Facility shall be made unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon being so reasonably satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5 (Utilisation) if on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the representations in Clause 18 (Representations) to be made by the Borrower are true in all material respects;

(c)	the Facility Agent has received not later than five (5) Business Days prior to the proposed Utilisation Date:

(i)	the documents listed in Schedule 3 (Documents Required for Utilisation); and

(ii)

a confirmation from Supplier (a copy of which has been delivered to the Borrower) that (x) in the case of the proposed first Utilisation only, it has received the 15% advance payment pursuant to the Contract and (y) in the case of all proposed Utilisations it has duly delivered to the Borrower the relevant invoice with respect to the proposed Utilisation and not been notified in the ten (10) days following such delivery of any dispute relating to the payment of the invoiced amount, in each case in accordance with the Contract.

(d)

the COFACE Cover remains in full force and effect and not suspended or cancelled, and the Facility Agent is, in its sole discretion, satisfied that all conditions of the COFACE Cover with respect to this Agreement and of the credit insurance cover with respect to this Agreement are fully fulfilled and that the credit insurance coverage will apply to such Utilisation under this Agreement; and

(e)

the Contract is in full force and effect, has not been suspended, interrupted, cancelled or terminated, amended or modified (otherwise than as authorised under this Agreement); no arbitration or other legal proceedings have been initiated between the Borrower and the Supplier in respect of the Contract and neither the Borrower nor the Supplier have taken any action to suspend the Contract.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Payments

Any and all Utilisations under the Facility:

(a)

shall only be made by direct payment from the Facility Agent to the Supplier (and, in the case of the first Utilisation, also to COFACE) in accordance with Clause 3 (Purpose) and in accordance with Clause 5.2 (Borrower’s Mandate: Payment Instructions);

(b)	shall be for the account of the Borrower, each payment being made in the name of, and on behalf of, the Borrower; and

(c)	on its or their relevant Utilisation Date, shall (in the case of the first Utilisation) constitute the Loan; and (in the case of each subsequent Utilisation) be added to and form part of the Loan.

5.2	Borrower’s Mandate: Payment Instructions

(a)	Utilisations under the Facility may be made only by payments to the Supplier or to COFACE. The Borrower accordingly authorises the Facility Agent:

(i)

to pay on the date which is thirty (30) days from the date of the invoice referred to in Clause 4.2(c)(ii), on its behalf and for its account, the Supplier the amounts due to it, against the delivery by the Supplier to the Facility Agent on or before the Specified Time of the documents specified in Schedule 3 (Documents Required for Utilisation) where such documents are found by the Facility Agent to be in order; and

(ii)

to pay to COFACE, on the first Utilisation Date, the COFACE Premium due on the date of the first Utilisation and the amount of the first Utilisation shall be automatically increased by the amount of the COFACE Premium, in accordance with Clause 12 (COFACE Insurance Premium).

(b)

Such instructions, which are hereby accepted by the Facility Agent and acknowledged by the Facility Agent, the Borrower and each Lender to be made in their joint interest, are irrevocable and may not be revoked or modified without the express written consent of the Borrower and the Facility Agent, acting on the instructions of the Majority Lenders.

(c)

The Facility Agent shall notify the Borrower of the amount and Utilisation Date of each Utilisation promptly after such Utilisation has been made. The Borrower also agrees that any Utilisation made under or pursuant to this Clause 5 shall be deemed to have been made to or for the account of the Borrower and the Borrower waives all rights of protest it may have to the contrary.

(d)

The responsibility of the Facility Agent for the examination of the documents referred to in Clause 5.2(a)(i) shall be limited to ascertaining that they appear to be in order on their face, in accordance with the meaning of such terms under the Uniform Customs and Practice for Documentary Credits (Publication 600). Documents which appear on their face to be inconsistent with one another shall be considered not to be in order.

(e)

The Facility Agent and the Lenders shall not be responsible for any delay in making available any Utilisation resulting from a failure to meet any requirement for the delivery of further information or documents required by the Facility Agent to confirm that the conditions of Clause 4 (Conditions of Utilisation) and of this Clause 5 have been met.

(f)	No Utilisation may be made outside of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

The Loan outstanding after the Availability Period shall be repaid in twenty equal semi-annual instalments (each a “Repayment Instalment”). One Repayment Instalment shall fall due on each Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund a Utilisation or maintain its participation in the Loan:

(a)	the relevant Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrower may at any time prior to the Utilisation Date and prior to the end of the Availability Period, if it gives the Facility Agent not less than 30 days’ prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of the Available Facility, provided that the Borrower also makes a corresponding pro rata cancellation of the available facility under the Sinosure Facility, except in the case of a cancellation of the entire remaining Available Facility in an amount no greater than US$2,000,000, in which case no such corresponding pro-rata cancellation under the Sinosure Facility is required. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment

(a)

The Borrower may, if it gives the Facility Agent not less than 30 days’ prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$10,000,000 and in integral multiples of US$1,000,000);

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero) and on a Repayment Date; and

(c)	Any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in inverse chronological order,

provided that the Borrower shall not make a voluntary prepayment under the Facility unless the Borrower also makes a corresponding pro rata voluntary prepayment under the Sinosure Facility.

7.4	Mandatory prepayment

(a)	In the event that:

(i)	the Contract is terminated prior to the Starting Date of Credit;

(ii)	a Total Loss or Constructive Total Loss of (x) the Satellite and a subsequent cancellation, repudiation or termination of the Contract, or (y) of the Replacement Satellite;

(iii)	the COFACE Cover is invalid or not in full force and effect; or

(iv)

the Borrower’s request for covenant suspension/relaxation is not agreed by the Facility Agent acting on the instructions of the Majority Lenders and with the consent of COFACE under Clause 21.13 (Suspension and Relaxation of Certain Covenants) within 30 days of that request, the Borrower shall immediately prepay the outstanding Loan under the Facility and the Sinosure Facility on a pro-rata basis. Any such prepayment shall include but shall not be limited to the amount of any payments applied pursuant to, respectively, the Délégation or the Assignment of Insurance Proceeds.

(b)

The Facility Agent shall immediately apply amounts directed to the Facility Agent under the Délégation in respect of Supplier’s Contract Payments in or towards prepayment of the outstanding Loan under the Facility.

(c)	Any prepayment under this Clause 7.4 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in inverse chronological order.

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

7.6	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if applicable), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender or Lenders, as appropriate.

(f)	Any pro-rata prepayment of the Sinosure Facility shall take place on the same date as prepayment of the Facility.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The Borrower shall pay interest to the Facility Agent on the Loan at the rate of the CIRR. Such interest shall accrue from the date of the first Utilisation to the date of actual repayment of the Loan.

8.2	Payment of interest

The Borrower shall pay on each Interest Payment Date accrued interest on the Loan. Interest shall be calculated on the actual number of days elapsed on the basis of a 360-day year.

8.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document to which it is a party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of two per cent per annum and the CIRR. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount on each Interest Payment Date applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of interest

The Facility Agent shall send to the Borrower a statement of the interest due for each Interest Period prior to the relevant Interest Payment Date. If a Utilisation is made upon or the Starting Date of Credit becomes known to the Facility Agent after such statement has been sent, the Facility Agent shall, where practicable, send to the Borrower a supplementary statement. The statement will be sent by fax no later than twenty (20) days prior to the relevant Interest Payment Date (and the supplementary statement will be sent by fax promptly upon becoming aware of the amount due) and will, in each case, be followed by delivery of the original statement all in accordance with Clause 30 (Notices/Communications). Notwithstanding the foregoing provisions of this Clause 8.4, any delay or failure by the Facility Agent to send a statement shall not affect the obligation of the Borrower to pay interest.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

(a)	Each Interest Period shall, subject as provided below, be six (6) Months.

(b)

The first Interest Period for the Loan will start on the Utilisation Date of the first Utilisation and end six (6) Months after such date unless the Sinosure Facility has been utilised before that first Utilisation Date, in which case it will end on the last day of the current interest period for the loan under the Sinosure Facility. Each subsequent Interest Period until the Starting Date of Credit shall start on the last day of its preceding Interest Period and end on the earlier of (i) six (6) Months after such date or (ii) the Starting Date of Credit.

(c)

The first Interest Period relating to that part of the Loan represented by each of the second and all subsequent Utilisations shall start on its Utilisation Date and end on the next Interest Payment Date.

(d)

The Interest Period commencing on the Starting Date of Credit will start on the Starting Date of Credit and end on the First Repayment Date and each subsequent Interest Period will start on the last day of its preceding Interest Period and end on the following Repayment Date, with the last Interest Period ending on the Final Maturity Date.

(e)

The Loan shall only have one Interest Period applicable to it at any time, except in the circumstances described in paragraph (c) above for the first Interest Periods applicable to that part of the Loan represented by further Utilisations before they are consolidated on subsequent Interest Payment Date(s).

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	BREAK COSTS AND INDEMNIFICATION OF COSTS INCURRED IN CONNECTION WITH PREPAYMENTS

10.1	Break Costs

The Borrower shall reimburse to each Lender, upon demand, all costs and expenses incurred by such Lender in relation to any repayment or prepayment of the Loan (or any part thereof), other than on an Interest Payment Date, whether by voluntary prepayment or by acceleration, pursuant to any of the provisions of this Agreement (including, but not limited to, Clauses 7.3 (Voluntary prepayment), Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) and Clause 22 (Events of Default)) but excluding any repayment made under Clause 6 (Repayment) or any prepayment under Clauses 7.1 (Illegality), Clause 7.4 (Mandatory prepayment) or Clause 14 (Increased Costs) for its losses, costs and expenses incurred in obtaining, liquidating, employing or reemploying deposits from third parties in respect of funds borrowed, contracted for or utilized to fund the amount so repaid or paid, arising directly from such payment by the Borrower, provided that such demand of the Lender shall be supported by a statement certifying in reasonable detail the amount of such costs or expenses, which statement shall constitute evidence thereof and shall be conclusive and binding save for manifest error proved by the Borrower.

10.2	Indemnity of Costs incurred by the Lenders and/or the French Authorities in connection with voluntary prepayments

(a)

Each repayment or prepayment of the Loan under the Facility which could be the subject of the reimbursement obligation under Clause 10.1 (Break Costs) but irrespective, for the purposes of this Clause 10.2(a), when the relevant payment is made, including on an Interest Payment Date together with any mandatory prepayment made as required by Clause 7.4(a)(iv) shall be subject to the payment of an indemnity by the Borrower to the Lenders. The Borrower shall also indemnify each Lender on demand in relation to any losses, costs or expense it incurs as a result of any repayment or prepayment of the Loan (or any part thereof), whether by voluntary prepayment or by acceleration, pursuant to any of the provisions of this Agreement (including, but not limited to, Clauses 7.3 (Voluntary prepayment), Clause 7.4(a)(iv), Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) and Clause 22 (Events of Default)) but excluding any repayment made under Clause 6 (Repayment) or any prepayment under Clauses 7.1 (Illegality), Clause 7.4 (Mandatory prepayment) or Clause 14 (Increased Costs), which will be determined, in accordance with the requirements of the French Authorities by taking into account the positive differential between the rate of interest under the Facility and the prevailing market yield for the prepaid Loan amount and each corresponding remaining residual period. The rate differentials will be applied to the amount of the corresponding prepaid Loan on the period from the date of its prepayment until the original Repayment Date(s). The net present value of each corresponding amount resulting from above calculation will be determined at the corresponding prevailing market yield. In case the cumulated amount of such present values is negative, no indemnity payment shall be due to the Borrower.

(b)

Two (2) Business Days before the date of prepayment, the Facility Agent will provide the Borrower with a statement including the amount of the indemnity which shall be paid by the Borrower to the Facility Agent on the date of such prepayment.

(c)

The Borrower acknowledges and agrees that the amounts payable under sub-Clause 10.2(a) above are in addition to all amounts payable by it under Clause 10.1 (Break Costs) with respect to any prepayment.

11.	DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

11.1	Designation of Restricted Subsidiary as Unrestricted Subsidiary

The board of directors of the Borrower may, by written notice to the Facility Agent, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(i)	all Debt of such Subsidiary, whether in existence at the time of designation as an Unrestricted Subsidiary, or Incurred thereafter, is Non-Recourse Debt;

(ii)

such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Borrower;

(iii)

such Subsidiary is a person with respect to which neither the Borrower nor any Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests, or (ii) to maintain or preserve such person to achieve any specified levels of operating results; and

(iv)	the designation would not otherwise cause a Default.

11.2	Automatic reversion

If, at any time, any Unrestricted Subsidiary fails to meet the requirements outlined in Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary) for an Unrestricted Subsidiary, it will immediately cease to be an Unrestricted Subsidiary.

11.3	Designation of Unrestricted Subsidiary as Restricted Subsidiary

The board of directors of the Borrower may, by written notice to the Facility Agent, designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

12.	COFACE INSURANCE PREMIUM

12.1	Payment by the Borrower

(a)

The Borrower shall bear the cost of the COFACE Premium payable in respect of, or in connection with, the COFACE Cover and the Facility Agent shall pay all such amounts to COFACE for the Borrower’s account.

(b)	The COFACE Premium will be due and payable in full on the date of the first Utilisation under this Agreement.

(c)

An amount of US$2,056 is due and payable to COFACE on the date of signature of the COFACE Cover. If settled by the Facility Agent, the Borrower undertakes to reimburse such amount on the Facility Agent’s demand.

12.2	Financing with Proceeds of Disbursement

(a)	Subject to all other terms and conditions of this Agreement, the COFACE Premium will be financed from the first Utilisation under the Facility.

(b)

That part of the first Utilisation which is applied to pay the COFACE Premium shall be included in the principal amount of the Loan and repaid to the Facility Agent in accordance with the relevant provisions in this Agreement and the Borrower shall pay interest on such amount at the rates determined under, and in accordance with, Clause 8 (Interest) and repay such amount together with all other principal as stated in Clause 6 (Repayment).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 13:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment to a Finance Party under a Finance Document.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)

Subject to paragraph (e) below, if the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory (which may include if available, without limitation, an original receipt (or certified copy thereof)) to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid in accordance with law or regulation to the relevant taxing authority.

(e)

In the event there is a Tax Deduction required by the Indonesian tax authorities, the Lenders shall use reasonable endeavours to offset the Tax Deduction with a tax credit, subject to the availability of the tax credit under the Indonesia-France tax treaty. The Lenders’ obligation to apply for a tax credit for the cost of such Tax Deduction is subject to (i) the Lenders’ ability to continue to be entitled to receive the appropriate tax credit in an amount up to the amount of the Tax Deduction required by the Indonesian government and/or Indonesian tax authorities on interest payments, and (ii) the extent to which the Lenders’ taxable income is sufficient for them to realise the benefit of the relevant tax credit. In the event of any change in the Indonesia-French tax treaty or French law (including any amendment or change in an official, administrative or judicial interpretation, pronouncement or application of, or practice under, such treaty or law, or any change in the published practice of any tax authority) that removes in whole or in part the entitlement to a tax credit available to the Lenders, or, if for any other reason, the Lenders do not receive the net amount of interest due to it as a result of a withholding required by the Indonesian government and/or Indonesian tax authorities, applicable payments of interest made by the Borrower under the Finance Documents shall be increased by an amount which (after making any withholding required by the Indonesian government and/or Indonesian tax authorities) leaves a net amount equal to the payment which would have been due if no such withholding had been required.

13.3	Tax indemnity

(a)

The Borrower shall (within ten (10) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Protected Party:

(A)

under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Protected Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Facility Agent.

13.4	Stamp taxes

The Borrower shall pay and, within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	Value added tax

(a)

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any

Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a demand by the Facility Agent, pay to a Finance Party the amount of any Increased Costs incurred by that Finance Party in respect of such Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party, to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions),

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents to which it is party (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within ten (10) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by the Borrower to pay any amount due under a Finance Document on its due date, or the receipt by any Lender of all or any part of the Loan or an Unpaid Sum by way of voluntary or mandatory prepayment or otherwise than on the date originally scheduled or a date on which repayment is to be made pursuant to Clause 6 (Repayment);

(c)

funding, or making arrangements to fund, its participation in the Utilisations requested by the Borrower but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

Without prejudice to its generality, the foregoing indemnity shall extend to any costs to a Lender of any loss of margin and to any interest, fees or other sum whatsoever paid or payable on account of any funds borrowed in order to carry any part of the Facility including the costs incurred by any Lender in settling costs, as invoiced to it by the French Authorities as a result of the breakage as compared with the intended CIRR over the full term of this Facility but shall not extend to (i) any claim which is of the type referred to in Clause 10 (Break Costs and Indemnification of Costs incurred in connection with Prepayments) or (ii) any other indirect or consequential loss not directly attributable to the relevant event or circumstance described in paragraphs (a) to (d) above.

15.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities), Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Legal costs and expenses

The Borrower shall within ten (10) Business Days of receipt of demand pay the Facility Agent, the Security Agent and the Arranger the amount of all costs and expenses reasonably incurred by any of them in engaging legal counsel (acting for the Arranger) in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement,

provided that such costs and expenses shall be subject to any agreed caps.

17.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent under any Finance Document or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within ten (10) Business Days of demand, reimburse the Facility Agent or the Security Agent, as appropriate, for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and other costs

The Borrower shall, within ten (10) Business Days of demand:

(a)

pay to each of the Facility Agent and the Security Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the administration, holding, enforcement of, or the preservation of any rights under, any Finance Document; and

(b)	reimburse the Facility Agent in full for the fees and costs of any accountants and telecommunications consultants with which it consults pursuant to Clause 21.4 (Disposal of non-Project Property).

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document and the Contract are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations subject to the laws of bankruptcy and other laws affecting the rights of creditors generally,

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents or the Contract do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the Contract and the transactions contemplated by those Finance Documents and the Contract.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the Contract;

(b)	to make the Finance Documents and the Contract to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to import, own, operate and maintain the Satellite and to contract for the construction and launch of the Satellite,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)

The choice of English law as the governing law of this Agreement, the Assignment of Insurance Proceeds, and any other agreements designated as such by the Arranger and the Borrower and expressed to be governed by English law, and the choice of French law as the governing law of the Délégation, will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any arbitral award obtained in Singapore in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents or the Contract be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the Contract or the transactions contemplated by the Finance Documents or the Contract other than (a) the reporting to and filing of, this Agreement by the Borrower with each of Bank Indonesia, the Department of Finance and the Foreign Commercial Loan Team; and (b) the payment of stamp duty of Rp6,000 on this Agreement.

18.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

18.9	No misleading information

Any factual information provided in writing by any member of the Group to the Lenders was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and is not misleading in any material respect.

18.10	Financial statements

(a)

Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(b)

Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(c)

There has been no material adverse change in its business or financial condition since 31 December 2006 which could reasonably be expected materially to affect the ability of the Borrower to observe or perform its payment obligations under this Agreement.

18.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.12	No proceedings pending or threatened

As far as the Borrower is aware, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

18.13	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property in the Republic of Indonesia which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

18.14	Environmental Claims

As far as the Borrower is aware, no Environmental Claim has been commenced is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

18.15	Taxation

(a)

It has duly paid and discharged all Taxes imposed upon it or its assets (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld),

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

18.16	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.17	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.18	Confirmation

Neither it nor any member of the Group has promised, offered or given a bribe to a domestic or foreign official and no such person nor anyone acting on its behalf has engaged in or will engage in any such corrupt activity in connection with the export transaction contemplated by the Contract.

18.19	Security

The Délégation and, if applicable, the provisions of the Assignment of Insurance Proceeds are, and when entered into, will be, effective to create, in favour of the Security Agent, legal, valid and enforceable liens and a first priority security interest on or in all of the collateral intended to be covered thereby, enforceable against the Borrower in accordance with their terms, subject to any general principles of law as at the date of the Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

18.20	Ground Stations etc

All ground stations for the Satellite and other utility services, facilities and other equipment and materials necessary for construction, importation, launch and operation of the Satellite are available to the Project or will be available to the Project when required.

18.21	Business in Indonesia

(a)

It is not necessary under the laws and constitution of Indonesia in order to enable the Finance Parties to enforce their rights hereunder or for the execution, delivery and performance of any of the Finance Documents that the Finance Parties should be licensed, qualified or otherwise entitled to carry on business in Indonesia.

(b)	The Finance Parties are not deemed to be domiciled or carrying on business in Indonesia by reason only of the execution, performance or enforcement of any of the Finance Documents.

18.22	Authorised signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or 19.4 (Information: miscellaneous) is authorised to sign any certificates and other notices on its behalf.

18.23	Repetition

The representations in this Clause 18 are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation. The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

(a)	The Borrower shall:

(i)

as soon as the same become available, but in any event within 180 days after the end of the Borrower’s relevant financial year, publish on its website the Borrower’s audited consolidated financial statements in English for each financial year of the Borrower;

(ii)

as soon as the same become available, but in any event within 60 days after the end of each of the first three quarters of each of its financial years, publish on its website the Borrower’s unaudited consolidated financial statements in English for that period.

(b)

If a Lender determines that publication of the financial statements listed at paragraphs (a)(i) and (ii) above on the Borrower’s website is not sufficient to satisfy any law or regulation applicable to that Lender, the Borrower shall, following a request by that Lender, promptly supply a copy of its financial statements.

19.2	Compliance Certificate

(a)

The Borrower shall supply to the Facility Agent as soon as the Borrower’s audited consolidated financial statements become available, but in any event within 180 days after the end of the Borrower’s relevant financial year, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by an Officer.

19.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements published (or delivered if applicable) pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

19.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request; and

(d)

promptly, such notices of (i) any suspension of construction under the Contract, (ii) any event constituting force majeure under the Contract, (iii) any notice of claims under the Launch Insurance and In-Orbit Insurance, (iv) any damage or loss to the Project (whether insured or not) in excess of US$1,000,000 for each event or US$5,000,000 in aggregate for a given year or (v) any Total Loss, Constructive Total Loss or Partial Loss; and

(e)	promptly, notice of any change in authorised signatories signed by a director or company secretary accompanied by specimen signatures of any new authorised signatories.

19.5	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by an Officer, on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause 20:

“Relevant Period” means each period of twelve (12) Months ending on the last day of the Borrower’s financial year and each period of twelve (12) Months ending on the last day of each of the first three quarters of the Borrower’s financial year.

20.2	Financial condition

The Borrower shall ensure that:

(a)	the minimum consolidated Equity shall not be less than IDR 5 trillion;

(b)	the ratio of the aggregate Debt of the Group at the end of a Relevant Period to EBITDA of the Group in respect of such Relevant Period shall not at any time exceed 3.5:1;

(c)	the ratio of EBITDA of the Group for any Relevant Period to aggregate Interest Expense of the Group for that Relevant Period shall at all times be at least 2.5:1; and

(d)	the ratio of aggregate Debt of the Group to Equity of the Group shall not at any time exceed 1.75:1.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force unless the Facility Agent (acting on the instructions of the Majority Lenders) shall otherwise agree in writing.

21.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws, etc.

(a)

The Borrower shall comply in all respects with all laws and regulations or permits including (without prejudice to the generality of the foregoing) all Environmental Laws and Environmental Permits to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)

The Borrower shall not (and the Borrower shall ensure that no member of the Group will), promise, offer or give a bribe to a domestic or foreign official and no such person nor anyone acting on its behalf has engaged in or will engage in any such corrupt activity in connection with the export transaction contemplated by the Contract.

21.3	Disposal of Project Property

The Borrower shall not (and shall ensure that no Restricted Subsidiary will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Project Property except as contemplated or permitted under the Contract or the Finance Documents or any lease or licence of any transponders or transponder capacity.

In addition, if the Project Property is to be disposed of to a Subsidiary of the Borrower, the requisite prior written consent of the Majority Lenders shall not be unreasonably withheld or (it being accepted that the Lenders will want to have concluded their consultations with COFACE) unreasonably delayed so long as (i) all rights enjoyed in respect of the Project Property by the Finance Parties will continue to be enjoyed (so that the Subsidiary may need to novate and become liable to relevant parts of Finance Documents, including the Délégation and, if applicable, the Assignment of Insurance Proceeds), (ii) the Borrower continues otherwise to be bound by the terms of the Finance Documents, (iii) the Majority Lenders are satisfied with the identity of the direct and indirect minority shareholders of the relevant Subsidiary and (iv) any necessary amending or supplementing documents and related legal opinions are acceptable to the Facility Agent.

21.4	Disposal of non-Project Property

(a)

In relation to any Property that is not a Project Property, the Borrower shall not (and the Borrower shall ensure that no Restricted Subsidiary will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of such Property.

(b)	Paragraph (a) above does not apply to:

(i)

any sale, lease, transfer or other disposal made in the ordinary course of business of the disposing entity (including in connection with the leasing or procurement of any capacity of satellite transponders);

(ii)	any sale, lease, transfer or other disposal of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)

any sale, lease, transfer or other disposal where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (ii) above) does not exceed US$20,000,000 (or its equivalent in another currency or currencies) in any financial year;

(iv)

any single or series of transactions involving the disposal and lease back of Indosat Towers (or part(s) thereof) where the higher of aggregate market value or aggregate consideration receivable does not exceed 10% of Indosat’s total assets;

(v)

any single or series of transactions involving any further disposal and lease back of Indosat Towers (or part(s) thereof) where the Facility Agent is satisfied in its discretion and after consulting with accountants or telecommunications consultants, as it deems appropriate, that the higher of aggregate market value or aggregate consideration receivable, when aggregated with the higher of market value or consideration receivable under (iv) above does not exceed 20% of Indosat’s total assets, that the consideration received or receivable is used to fund the Borrower’s business activities and operations and not to fund any dividend or distribution to its shareholders, and provided that any such disposal and lease back: (i) is entered into with a counterparty which is competent to own and operate Telecommunication Assets and will result in the Borrower or Group continuing to have sufficient use of and access to the Indosat Towers to allow it to carry on its business until after the Final Maturity Date, (ii) will not have any adverse commercial impact to the business and financial standing of the Borrower, and (iii) will be in compliance with the prevailing rules and regulations for telecommunications and related businesses in Indonesia; or

(vi)

any single or series of transactions involving any additional disposal and lease back of Indosat Towers (or part(s) thereof) with the prior written consent of the Facility Agent acting on instructions of the Majority Lenders, such consent not to be unreasonably withheld or (it being accepted that the Lenders will want to have concluded their consultations with COFACE) delayed, where the higher of aggregate market value or aggregate consideration receivable, when aggregated with the higher of aggregate market value or aggregate consideration receivable under (iv) and (v) above exceeds 20% of Indosat’s total assets, provided that, after consulting with accountants or telecommunications consultants, as it deems appropriate, that the consideration received or receivable is used to fund the Borrower’s business activities and operations and not to fund any dividend or distribution to its shareholders, and provided further that any such disposal and lease back: (i) is entered into with a counterparty which is competent to own and operate Telecommunication Assets and will result in the Borrower or Group continuing to have sufficient use of and access to the Indosat Towers to allow it to carry on its business until after the Final Maturity Date, (ii) will not have any adverse commercial impact to the business and financial standing of the Borrower, and (iii) will be in compliance with the prevailing rules and regulations for telecommunications and related businesses in Indonesia.

21.5	Change of Business

The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business activities other than in the Telecommunications Business except where such other business activities do not exceed one percent of the total consolidated tangible assets of the Borrower.

21.6	Insurance

(a)

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same of substantially similar business in Indonesia, including third party liability insurance and (after the successful completion of the Satellite In-Orbit Acceptance Review) Launch Insurance and In-Orbit Insurance.

(b)

The Borrower shall procure that the Supplier puts in place and maintains (prior to the successful completion of the Satellite In-Orbit Acceptance Review) the Launch Insurance and In-Orbit Insurance in an aggregate amount not less than the Total Commitments and the full amount of the Sinosure Facility.

(c)	To the extent that the cost of the Launch Insurance and In-Orbit Insurance exceeds US$23,700,000 the Borrower shall meet such excess cost on a timely and as required basis.

21.7	Taxation

The Borrower shall (and it shall ensure that each member of the Group will) duly pay and discharge all Taxes imposed upon it or its assets (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

21.8	Liens

The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist:

(a)	any Lien upon or with respect to any Project Property or assign any right to receive income from any Project Property, other than pursuant to the Finance Documents; and

(b)

any Lien upon or with respect to any Property that is not Project Property, whether owned at the date of this Agreement or thereafter acquired, or any interest therein or any income or profits therefrom, provided that the provisions of this paragraph (b) shall not prevent the creation, incurrence, assumption or existence of any Permitted Liens.

21.9	Merger, Consolidation and Sale of Property

The Borrower shall not, and shall not permit any Restricted Subsidiary to, merge, consolidate or amalgamate with or into any other person (other than a merger of a Wholly-Owned Subsidiary into the Borrower), or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a)

the Borrower shall be the surviving person (the “Surviving person”) or, in the case of a merger, consolidation or amalgamation of a Restricted Subsidiary, the Surviving person (if other than the Borrower) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the Republic of Indonesia;

(b)

in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Restricted Subsidiary, such Property shall have been transferred as an entirety or virtually as an entirety to one person; and

(c)

immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this sub-Clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing.

21.10	Further Assurance

The Borrower shall at its own cost comply with the following filing and notification requirements and provide evidence of the same to the Facility Agent on request by the Facility Agent from time to time:

(a)

an initial report (accompanied by a copy of this Agreement) to Bank Indonesia, the Ministry of Finance and the Team for the Coordination of the Management of Offshore Commercial Loans (the PKLN Team) within ten (10) days of the date of this Agreement;

(b)

a monthly report of its payment obligations (and any other related information) under this Agreement to Bank Indonesia (in accordance with the provisions and procedures of Bank Indonesia Regulation No. 2/22/PBI/2000 dated 2 October 2000 (as may be further amended), for so long as such regulation remains in effect, on the Obligation to Report Offshore Loans and its implementing regulations prevailing from time to time);

(c)

any information relating to this Agreement (other than referred to in paragraph (a) above) that must be reported to any other competent Governmental Agency in Indonesia in accordance with applicable laws and/or regulations, if failure to do so would materially impair:

(i)	its ability to perform its payment or other material obligations under the Finance Documents; or

(ii)	the validity, legality, enforceability or admissibility in evidence in Indonesia of any Finance Document; and

(d)

if required by Bank Indonesia Regulation No. 4/2/PBI/2002 dated 28 March 2002 as amended by Bank Indonesia Regulation No. S/V PBI72003 dated 31 January 2003 (as may be further amended) and its implementing regulations prevailing from time to time, an appropriate periodical foreign exchange flow activities report in connection with this Agreement, if failure to do so would materially impair:

(i)	its ability to perform its payment or other material obligations under the Finance Documents; or

(ii)	the validity, legality, enforceability or admissibility in evidence in Indonesia of any Finance Document.

21.11	Project

The Borrower shall maintain and preserve the Project and all of its other related assets necessary or useful in the proper conduct of the Project in good working order and in such condition that the Project will have the capacity and functional ability to perform, on a continuing basis (ordinary wear and tear excepted), in normal commercial operation. The Borrower shall cause the Project to be operated, serviced and maintained in all material respects in accordance and compliance with prudent operating practices reasonably satisfactory to the Facility Agent, the terms and conditions of all insurance policies maintained with respect to the Project and the launch and orbit of the Satellite at any time, all requirements of law and all Authorisations applicable to the operation of the Project and the launch and orbit of the Satellite, and the terms of the Contract.

21.12	Contract

(a)

The Borrower shall perform and observe in all material respects all of its covenants and agreements contained in the Contract, shall use reasonable endeavours to prevent the termination of the Contract in accordance with the terms thereof, and shall take any and all action as may be reasonably necessary promptly to enforce its material rights and to collect any and all material sums due to it under the Contract.

(b)

The Borrower shall further undertake to not consent to any modification to the Contract without the prior written consent of the Majority Lenders and COFACE concerning the parties to the Contract, the payment terms and price, the purpose, the delivery schedule, and such other terms which may affect the financing under French export credit on maintenance of COFACE Cover.

21.13	Suspension and Relaxation of Certain Covenants

(a)

Following the first day that (a) the Borrower has Investment Grade Ratings from both Rating Agencies and (b) no Default has occurred and is continuing, the Borrower may request the Facility Agent to agree on behalf of the Majority Lenders (with the consent of COFACE) that the Borrower and the Restricted Subsidiaries will:

(i)	Only be subject to the terms of Clause 21.4 (Disposal of non-Project Property) with the reference to “US$20,000,000” being replaced by a reference to “5% of Equity”; and

(ii)	Not be subject to Clause 21.5 (Change of Business).

(b)

In the event that the Facility Agent notifies the Borrower that the Majority Lenders agree to that request (that notification date being the “Suspension Date”), the Borrower and the Restricted Subsidiaries will only be subject to Clause 21.4 (Disposal of non-Project Property) in its amended form and will not be subject to Clause 21.5 (Change of Business) from the Suspension Date to any subsequent date (the “Reversion Date”), when one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Borrower below the required Investment Grade Ratings or a Default occurs and is continuing, at which time the Borrower and the Restricted Subsidiaries will again be subject to the original form of Clause 21.4 (Disposal of non-Project Property) and to Clause 21.5 (Change of Business). The period of time between the Suspension Date and the Reversion Date is referred to in this Clause 21.13 as the “Suspension Period”. Notwithstanding the reinstatement, no Default will be deemed to have occurred as a result of a failure to comply with Clause 21.4 (Disposal of non-Project Property) in its original form, and with Clause 21.5 (Change of Business) during the Suspension Period.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay any such amount is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment of such amount is made within five (5) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied unless the Borrower demonstrates that such failure is capable of remedy and is remedied within the earlier of:

(a)	30 days of the Facility Agent giving notice to the Borrower; or

(b)	30 days of the Borrower becoming aware of the failure to comply.

22.3	Other obligations

(a)

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.5 (Notification of default) insofar as it relates to notification of a Default which is not yet an Event of Default, Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within the earlier of:

(i)	within 30 days of the Facility Agent giving notice to the Borrower; or

(ii)	within 30 days of the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (a “misrepresentation”), unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 30 days of written notice from the Facility Agent to the Borrower.

22.5	Cross default

(a)	Any Debt of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Debt of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any creditor of any member of the Group becomes entitled to declare any Debt of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)

No Event of Default will occur under this Clause 22.5 if the aggregate amount of Debt or commitment for Debt falling within paragraphs (a) to (d) above is less than US$20,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)

A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Borrower), receiver, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction and is not discharged or stayed within 30 days of commencement.

22.8	Expropriation or similar process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$20,000,000 and is not discharged or stayed within 30 days.

22.9	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its payment or other material obligations under the Finance Documents.

22.10	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.11	Material Licence

Any of:

(a)	the revocation, suspension or termination of any Material Licence; or

(b)	the failure of the Borrower to renew or extend, or the expiration, release, surrender or transfer of, any Material Licence.

22.12	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe will have a Material Adverse Effect.

22.13	Contract

At any time prior to (i) the date of successful completion of the In-Orbit Acceptance Review for the first Satellite or, if that does not occur, then (ii) the date when the Borrower executes the Assignment of Insurance Proceeds, the Contract is terminated or suspended or the Borrower or the Supplier repudiates the Contract, or the Borrower or Supplier defaults in the observance or performance of any of the material covenants or agreements contained in the Contract.

22.14	Project

(a)	In the reasonable opinion of the Lenders, the Borrower shall have abandoned the continuing operation of the Project.

(b)	A material part of the Project shall be destroyed or there occurs a Total Loss or Constructive Total Loss and, as a result thereof:

(i)	the Satellite (other than in the circumstances giving rise to the Supplier’s obligation under the Contract to deliver a Replacement Satellite); or

(ii)

Replacement Satellite delivered pursuant to the Contract (other than in the circumstances giving rise to the Supplier’s obligation under the Contract to reimburse the Borrower in full for the cost of such Replacement Satellite), shall be unable to be launched or operate for a period in excess of three (3) Months.

22.15	Assignment of Insurance Proceeds

The Borrower fails to enter into the Assignment of Insurance Proceeds and (if applicable) within 60 days of the Satellite suffering a Total Loss or Constructive Total Loss except in circumstances where the Contract is cancelled, repudiated or terminated prior to the expiry of those 60 days.

22.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing and has not been waived the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	instruct the Security Agent to enforce the rights of the Finance Parties under the Délégation and/or the Assignment of Insurance Proceeds.

SECTION 8

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations, to another bank or financial institution (the “New Lender”),

subject to the prior approval of the relevant French Authorities and provided that:

(i)

the New Lender’s participation is at all times booked with its Facility Office located in France (which shall be deemed satisfied upon the Borrower being provided with a copy of the New Lender’s domicile in France); and

(ii)	the assignment or transfer neither result in there being more than 5 Lenders (including HSBC France) nor in HSBC France being unable alone to constitute “Majority Lenders”.

23.2	Conditions of assignment or transfer

(a)	The written consent of the Borrower (which shall not be unreasonably withheld or delayed) is required for an assignment or transfer by an Existing Lender, unless a Default is continuing.

(b)	An assignment will only be effective on:

(i)

receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties in the case of (i) and (ii) below, and to the Borrower in the case of (iii) below, that:

(i)

it has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document;

(ii)

it will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and

(iii)	it acknowledges and agrees to the provisions of sub-Clause (b)(ii) of Clause 23.2 (Conditions of assignment or transfer).

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)

the Facility Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7	Disclosure of information

Subject to the proviso below, as a condition to Lender being furnished with information by the Borrower pursuant to this Agreement, it agrees to treat any information (whether prepared by the Borrower, its advisers or otherwise) which is furnished to it by or on behalf of the Borrower (the “Confidential Information”) in accordance with the provisions of this Clause 23.7 and take or abstain from taking certain other actions set forth in this Clause 23.7. The Confidential Information does not include information which (i) is already in the Lender’s possession, provided that such information is not known to the Lender to be subject to another confidentiality agreement with or other obligation of secrecy to the Borrower or to another party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Lender or any of the Lender’s directors, officers, employees, affiliates, agents or advisers (collectively, its “Representatives”), or (iii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower or its directors, officers, employees, agents or advisers, which source, to the best of the Lender’s knowledge after due inquiry, is not known by the Lender to be bound by a confidentiality agreement with or other obligation of secrecy to the Borrower or another party. Subject to the proviso below, the Lender agrees that the Confidential Information will be used solely for the purpose of the Finance Documents and that such information will be kept strictly confidential by the Lender and its Representatives, provided, however, that (i) any of such information may be disclosed to its Representatives who need to know such information for the purpose of the Finance Documents (it being understood that such directors, officers, employees, agents and advisers shall be informed by the Lender of the confidential nature of such information and shall be instructed by the Lender to treat such information confidentially and that the Lender will be responsible if they should fail to comply with such instruction), (ii) any disclosure of such information may be made with the prior written consent of the Borrower, and (iii) any disclosure of such information may be made pursuant to a subpoena or order issued by a court of competent jurisdiction. In the event that the Lender receives a request or is required to disclose any such information under such subpoena or order, it agrees (subject to compliance with applicable law or regulation) to (a) promptly notify the Borrower of such request or requirement, (b) consult with the Borrower on the advisability of taking steps to resist or narrow such a request, and (c) if disclosure is required or deemed advisable, cooperate with the Borrower in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such information, provided that any Lender and COFACE may disclose to any ministry or governmental department in France (in accordance with its usual practice) and, subject to the written consent of the Borrower in the case of (a) and (b) below, any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or court order;

(d)	to its professional advisers, officers, agents or employees; or

(e)	for whose benefit that the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights)

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate.

23.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)

release a Lender from any of its obligations under the Finance Document or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

23.9	No rights for sub-participants

Sub-participants shall not have any rights under this Agreement including but not limited to rights to participate in Lenders’ or Majority Lenders’ decisions or enjoy the benefit of any indemnity claims, those rights being conferred only upon the relevant Finance Parties.

24.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

25.	ROLE OF THE FACILITY AGENT, SECURITY AGENT AND THE ARRANGER

25.1	Appointment of the Facility Agent and the Security Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(c)

Each other Finance Party authorises the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions subject to the COFACE Cover.

25.2	Duties of the Facility Agent and the Security Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)

The Facility Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 6 (Basis of distribution) of Schedule 6 (Security Agency Provisions).

(f)	The duties of the Facility Agent and Security Agent under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Security Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent, the Security Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group

The Facility Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions of the Facility Agent and the Security Agent

(a)	The Facility Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)

The Facility Agent and the Security Agent may assume, unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders or, as the case may be, as Security Agent for the Finance Parties that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each of the Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.8	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, each of the Facility Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or as the Security Agent for the Finance Parties) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders, provided always that any such instructions shall be consistent with those, if applicable, provided by COFACE to the Facility Agent under the COFACE Cover.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

Each of the Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Facility Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)

Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)

Each Lender agrees (for the benefit of the other Lenders) to take such action (as advised by the Facility Agent) as may be necessary or advisable at any time to comply with its obligations under or the conditions of the COFACE Cover or to enable the Facility Agent to comply with its obligations under or the conditions of the COFACE Cover.

(g)

Each Lender agrees (for the benefit of the other Lenders) to comply with its obligations under the COFACE Cover and to take such action as may be necessary to enable the Facility Agent to comply with its obligations under the COFACE Cover.

(h)

Each Lender irrevocably authorises the Facility Agent to take such action and exercise such rights, powers and discretions, notwithstanding the other provisions of this Agreement, as it may deem necessary for the purpose of preserving the Lenders’ rights under the COFACE Cover.

25.9	Responsibility for documentation

Neither the Facility Agent, the Security Agent nor the Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.10	Exclusion of liability

(a)

Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Facility Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent in respect of any claim it might have against the Facility Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent or the Security Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)

Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)

Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

25.11	Lenders’ indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of the gross negligence or wilful misconduct of the Facility Agent or the Security Agent) in acting as Facility Agent or Security Agent under the Finance Documents (unless the Facility Agent or Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.12	Resignation of the Facility Agent or Security Agent

Subject to the proviso set out at the end of this Clause 25.12:

(a)	the Facility Agent or Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower;

(b)

alternatively the Facility Agent or Security Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent;

(c)

if the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or, as the case may be, Security Agent;

(d)

the retiring Facility Agent or Security Agent shall, at its own cost, make available to its successor Facility Agent or Security Agent such documents and records and provide such assistance as its successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents; and

(e)	the Facility Agent’s or the Security Agent’s resignation notice shall only take effect upon the appointment of a successor,

provided that any successor Facility Agent or successor Security Agent shall also act as facility agent and security agent under the Sinosure Facility.

(f)

Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or the Security Agent shall resign in accordance with paragraph (b) above.

25.13	Confidentiality

(a)

The Facility Agent (in acting as Facility Agent for the Finance Parties) and the Security Agent (in acting as Security Agent for the Finance Parties) shall be regarded as acting through its respective agency or security agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Facility Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or, as the case may be, the Security Agent, shall not be deemed to have notice of it.

25.14	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Facility Agent’s and Security Agent’s Management Time

Any amount payable to the Facility Agent or the Security Agent under Clause 15.3 (Indemnity to the Facility Agent), Clause 17 (Costs and Expenses) and Clause 25.11 (Lenders’ indemnity to the Facility Agent and the Security Agent) shall include the cost of utilising the Facility Agent’s or, as the case may be, the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent or the Security Agent may notify to the Borrower and the Lenders.

25.17	Deduction from amounts payable by the Facility Agent or the Security Agent

If any Party owes an amount to the Facility Agent or the Security Agent under the Finance Documents the Facility Agent or the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	Security Agency provisions

The provisions of Schedule 6 (Security Agency Provisions) shall bind each Party.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution,

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

(a)

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower (subject to Clause 28.10 (Payments to the Security Agent)) or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower), Clause 28.4 (Clawback), Clause 25.17 (Deduction from amounts payable by the Facility Agent or the Security Agent) and Clause 28.10 (Payments to the Security Agent) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to the Borrower

The Facility Agent and the Security Agent may (in accordance with Clause 29 (Set-Off) or otherwise apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)

Where a sum is to be paid to the Facility Agent or the Security Agent under the Finance Documents for another Party, the Facility Agent or, as the case may be, the Security Agent, is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent or Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Facility Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

28.5	Partial payments

(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Security Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below dollars is the currency of account and payment for any sum from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

28.10	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to the Assignment of Insurance Proceeds becomes enforceable, the Security Agent may require:

(a)	the Borrower to pay all sums due under any Finance Document; or

(b)	the Facility Agent to pay all sums received or recovered from the Borrower under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Assignment of Insurance Proceeds.

29.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES/COMMUNICATIONS

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number, email address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, if such email has complied with the rules under Clause 30.5 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number and email address or change of address, fax number or email address pursuant to Clause 30.2 (Addresses) or changing its own address, fax number or email address, the Facility Agent shall notify the other Parties.

30.5	Electronic communication

(a)

Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)

Subject to Clause 34.2 (Exceptions) and Clause 34.3 (Security Agent / Intercreditor terms) , terms of this Agreement may not be amended or waived without the consent of the Majority Lenders, the Borrower and (where applicable) COFACE and any such amendment or waiver will be binding on all Parties.

(b)

An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent or the Arranger may not be effected without the consent of the Facility Agent, the Security Agent or the Arranger.

34.2	Exceptions

An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)	any extension of a Repayment Date or Interest Payment Date, any increase to any Commitment or any other clause a change to which expressly requires the consent of all the Lenders; or

(iv)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

34.3	Security Agent / Intercreditor terms

An amendment or waiver that has the effect of changing or which relates to:

(a)	an extension to the date of payment of any amount of principal or interest under this Agreement or the Sinosure Facility;

(b)	an increase in or extension of any Commitment under this Agreement or of any commitment under the Sinosure Facility;

(c)

the pro-rata entitlement to cancellation and application of any payment as between the Facility and the Sinosure Facility pursuant to Clause 7.2 (Voluntary cancellation), Clause 7.3 (Voluntary prepayment) and Clause 7.4 (Mandatory prepayment) including related rights under the Délégation and (if implemented) the Assignment of Insurance Proceeds;

(d)	the terms of Clause 25.12 (Resignation of the Facility Agent or Security Agent); or

(e)	the terms of Clause 15 of Schedule 6,

may not be amended or waived without the consent of each party to this Agreement and the Sinosure Facility.

34.4	Defined Terms in Contract

In order to achieve consistency between the Finance Documents, the Sinosure Facility and the Commercial Facility, any amendment to the Contract affecting definitions incorporated in to the Finance Documents may only be effective and binding by a written confirmation from the Facility Agent to the Borrower under this Agreement and an equivalent written confirmation to the Borrower by the facility agent for the Sinosure Lenders under the Sinosure Facility and by the facility agent for the Lenders under the Commercial Facility.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.

37.	ARBITRATION

All dispute arising out of or in connection with this Agreement shall be finally settled in Singapore under the Rules of Arbitration of the International Chamber of Commerce (“the Rules”) by one or more arbitrators appointed in accordance with the said Rules.

For the avoidance of doubt, and as an independent stipulation, this agreement to arbitrate in Singapore is not intended to be and shall not be construed as a submission by either party to the jurisdiction of the Singapore courts.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

NAME OF ORIGINAL LENDERS

Original Lenders	Commitments
HSBC France	US$	157,242,996

SCHEDULE 2

CONDITIONS PRECEDENT

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Borrower

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of a resolution of the board of commissioners of the Borrower approving the financing and the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

1.3

A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above and of each person authorised by the Borrower to sign Milestone Certificates in respect of the Contract.

1.4	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

1.5

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security related

2.1	The Délégation executed by the parties thereto.

3.	Legal opinions

3.1	A legal opinion of Linklaters, legal advisers to the Arranger and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.2

A legal opinion of Hadiputranto, Hadinoto & Partners, legal advisers to the Arranger and the Facility Agent in Indonesia, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.3	A legal opinion of Linklaters, legal advisers to the Arranger and the Facility Agent in France, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.4	A legal opinion of the legal advisers to the Supplier in France, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

4.1	Original copies of any other Finance Documents not previously listed in this Schedule 2 (other than the Assignment of Insurance Proceeds) executed by the parties thereto.

4.2	A certified copy of the Contract together with a written confirmation from the Borrower that the Contract is in full force and effect and a certified copy of the Launch Services Contract.

4.3

Evidence that any agent for service of process, in relation to any proceedings before the Singapore arbitration and any Finance Document governed by English [or French] law, has accepted its appointment.

4.4	The Original Financial Statements.

4.5	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 17 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

4.6

A certificate signed by an authorised officer of the Supplier confirming that the Contract has been duly executed by the Supplier and is in full force and effect and confirming receipt of the 15% advance payment and no breach of the Contract, including the specimen signatures of authorised persons of the Supplier.

4.7	The issuance by COFACE of the COFACE Cover in a form acceptable to the Facility Agent.

4.8

Evidence that the Sinosure Facility has been executed and all conditions precedent to the initial disbursement have become effective (other than any corresponding condition relating to the effectiveness of the Facility).

4.9	Evidence that all insurances required under this Agreement to be established and maintained by the Borrower and the Supplier have been put in place and are effective.

4.10

A copy of each of the Authorisations necessary as of the date of the first Utilisation for the execution, entry into force and performance of the Contract and the implementation of the Project (including, inter alia, in respect of the purchase and import of goods to be supplied and services to be rendered to the Borrower in accordance with the terms of the Contract and operation of the Satellite), each to be in full force and effect.

4.11

A copy of the approval from the Board of Commissioners and the Board of Directors of the Borrower and any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

DOCUMENTS REQUIRED FOR UTILISATION

1.	An appropriate invoice issued by the Supplier in accordance with Clause 9 of the Contract; and

2.

An appropriate Milestone Certificate in respect of the following milestones (below is text of Appendix H Part II of Contract – “Payment Milestone Schedules”) issued and signed in accordance with the Contract.

[TO BE COPIED FROM CONTRACT]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

PT Indosat Tbk - Facility Agreement

dated [    ] 2007 (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate, Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

2.1

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments, ]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [            ].

[Facility Agent]

By:

SCHEDULE 5

TIMETABLES

Delivery of an appropriate invoice and any other documents required under Schedule 3 (Documents Required for Utilisation)	U-5 9.30am CET

Facility Agent notifies the Lenders of the Utilisation	U-5 3.00pm CET

“U” = date of Utilisation

“U - X” = X Business Days prior to date of Utilisation

“CET” = Central European Time

SCHEDULE 6

SECURITY AGENCY PROVISIONS

1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in:

(a)	the benefit of the undertakings in the Délégation;

(b)	the benefit of the undertakings in the Assignment of Insurance Proceeds; and

(c)	all sums received or recovered by the Security Agent pursuant to the above and any assets representing the same.

2.	Declaration of trust

(a)	The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property as agent for the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Security Property in such manner as it sees fit.

5.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

6.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

7.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Security Property is duly and punctually paid, received or collected; or

(b)

to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Security Property.

8.	Appropriation

(a)

Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

9.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

10.	Suspense Account

Subject to paragraph 14 below the Security Agent may:

(a)	hold in an interest bearing suspense account any money received by it from the Borrower; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 above.

11.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

12.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)

with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement, the Délégation or the Assignment of Insurance Proceeds.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.

13.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

14.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Facility Agent to the contrary.

15.	Relationship between the Lenders and the Sinosure Lenders

15.1	Except where the Sinosure Facility is required to be mandatorily prepaid as a result of the Launch Service Provider not being selected to launch the Replacement Satellite:

(a)	Payments received by the Security Agent under the Délégation in respect of the Termination Payments and the Supplier’s Contract Payments shall be applied towards the repayment of this Facility.

(b)

Payments received by the Security Agent under the Délégation in respect of a cancellation of the Contract and under the Assignment of Insurance Proceeds shall be applied towards the repayment of this Facility and the Sinosure Facility on a pro-rata basis.

15.2	Clause 15 of Schedule 6 may not be amended or waived without the consent of each party to this Agreement and the Sinosure Facility.

SCHEDULE 7

FORM OF ASSIGNMENT OF INSURANCE PROCEEDS

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	PT Indosat Tbk

Dated:

Dear Sirs

PT Indosat Tbk - Facility Agreement

dated [    ] 2007 (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of financial covenants and whether the Borrower is in compliance with those covenants.]

3.	[We confirm that no Default is continuing.]

Signed:

Officer of

PT Indosat Tbk

[Insert applicable certification language]

SIGNATURES

THE BORROWER

PT INDOSAT TBK

By:

Name:	Johnny Swandi Sjam

Title:	President Director

Address:	Jl. Medan Merdeka Barat No. 21 Jakarta 10110, Indonesia

Fax:	+62 21 3483 3077

Attention:	Group Head of Treasury

THE ARRANGER

HSBC FRANCE

By:

Name:	Christopher Green

Address:	103 avenue des Champs Elysees, 75419 Paris Cedex 08, France

Fax:	+331 40 70 7893

Attention:	Karine Mérère / Brigitte Ait-Amar

THE FACILITY AGENT

HSBC FRANCE

By:

Name:	Christopher Green

Address:	103 avenue des Champs Elysees, 75419 Paris Cedex 08, France

Fax:	+331 40 70 7893

Attention:	Karine Mérère / Brigitte Ait-Amar

THE ORIGINAL LENDER

HSBC FRANCE

By:

Name:	Christopher Green

Address:	103 avenue des Champs Elysees, 75419 Paris Cedex 08, France

Fax:	+331 40 70 7893

Attention:	Karine Mérère / Brigitte Ait-Amar

THE SECURITY AGENT

HSBC FRANCE

By:

Name:	Christopher Green

Address:	103 avenue des Champs Elysees, 75419 Paris Cedex 08, France

Fax:	+331 40 70 7893

Attention:	Karine Mérère / Brigitte Ait-Amar